Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-8 Nos. 333-224943, 333-89034, 333-37858, 333-116008, 333-160943, 333-160945, 333-182365, 333-190603, 333-190604 and 333-206483 and Form S-3 Nos. 333-224579 and 333-226614 of Lamar Advertising Company of our report dated February 15, 2019, with respect to the consolidated statement of revenues and certain expenses of certain markets of FMG Outdoor Holdings, LLC acquired by Lamar Media Corp. included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 1, 2019